UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2016

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37392	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Boulevard, Suite 1400, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2016, Mihir Shah was appointed as Chief Financial Officer of Apollo Medical Holdings, Inc. (“AMEH”), Apollo Medical Management, Inc. (“AMM”), and their respective subsidiaries and affiliates (collectively, the “Company”). Mr. Shah previously served as the Company’s accounting consultant from March 2016 through July 20, 2016.

From April 2015 to February 2016, Mr. Shah served as Chief Financial Officer of Unitek Information Systems, Inc., a private equity-backed company that offers nursing, allied health and information technology training programs.  From April 2013 to March 2015, he was Vice President and Controller of Health Essentials, LLC, a private equity-backed healthcare organization that provides post-acute care and hospice/palliative care services to the frail and elderly population in California. Mr. Shah was employed at Arcadian Health Plan from December 2005 through March 2013, serving as its Vice President Finance and Analytics from January 2010 through March 2013, Senior Director of Finance and Analytics from January 2008 through December 2009, and Senior Financial Analyst from December 2005 through December 2007. He is a Certified Public Accountant and received a Master of Commerce-Cost Accounting from Gujarat University in Ahmedabad, India.

On July 21, 2016, AMM and Mr. Shah entered into an employment agreement (the “Shah Employment Agreement”), which was approved by the Compensation Committee of the Board of Directors of AMEH (the “Compensation Committee”). Pursuant to the Shah Employment Agreement, Mr. Shah will serve as Chief Financial Officer of the Company, for which services he shall be paid an annual base salary of $260,000. The base salary may be re-evaluated annually at the sole discretion of AMM and may be increased in the sole discretion of AMM. In addition, Mr. Shah shall be entitled to participate in any Company incentive compensation plans as are now available or may become available to other similarly positioned employees of the Company and/or receive a cash bonus that may be decided by the Compensation Committee, in its sole and absolute discretion. Moreover, Mr. Shah shall be eligible to participate in any equity incentive plan available to similarly positioned executives. From time to time, the Compensation Committee may, in its sole and absolute discretion, grant stock options or award other equity compensation to Mr. Shah.

Mr. Shah shall be entitled to fifteen (15) days of paid time off per calendar year, which time shall be accrued ratably during the calendar year. Mr. Shah shall be entitled to reimbursement of expenses incurred on behalf of the Company, including travel and related per diem expenses, consistent with the Company’s policies and, in all cases, subject to proper documentation maintained and submitted by Mr. Shah. Mr. Shah is eligible to receive benefits available to the Company’s employees generally and coverage by directors’ and officers’ liability insurance, and he is subject to standard tax withholding provisions.

The term of the Shah Employment Agreement commenced on July 21, 2016 (the “Commencement Date”) and continues for a period of two years. The term of the Shah Employment Agreement shall automatically be extended for subsequent one year terms, renewing on each respective anniversary of the Commencement Date (each, a “Renewal Date”), unless, not less than 90 days prior to each such Renewal Date, either party shall have given notice to the other that the Shah Employment Agreement will not be renewed.

Notwithstanding the foregoing, the Shah Employment Agreement shall terminate in the event of death, disability, termination by the Company or termination by Mr. Shah. In the event of termination for cause (as defined in the Shah Employment Agreement) or non-renewal of the term, the Company shall pay Mr. Shah any accrued but unpaid salary through the date of termination or the end of the term, as the case may be. In the event of a termination by the Company without cause or termination by Mr. Shah for good reason (as defined in the Shah Employment Agreement), the Company shall pay Mr. Shah an amount equal to four weeks of Mr. Shah’s most recent base salary for every full year of his active employment, but such amount shall be no less than six months’ worth nor more than twelve months’ worth of his most recent base salary.

The Shah Employment Agreement also contains provisions that are customary for an agreement of this type, including covenants regarding confidentiality and non-solicitation, a prohibition on other employment during the term and dispute resolution. The foregoing summary of the Shah Employment Agreement is qualified in its entirety by reference to the Shah Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

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Item 7.01.	Regulation FD Disclosure.

On July 25, 2016, the Company issued a press release announcing the change in management described in Item 5.02 of this Form 8-K. A copy of the Company's press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No. 10.1+	Description Employment Agreement by and between Apollo Medical Management, Inc. and Mihir Shah dated July 21, 2016
99.1	Apollo Medical Holdings, Inc. Press Release dated July 25, 2016

________________

+	Management contract or compensatory plan, contract or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: July 26, 2016	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer

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